Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2026 First-Quarter Results
and Updates 2026 Full-Year Adjusted Diluted EPS Forecast for Currency Only;
Reported Diluted EPS declined by 9.3% to $1.56;
Adjusted Diluted EPS grew by 16.0% to $1.96; and by 5.3% excluding currency;
STAMFORD, CT, April 22, 2026 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2026 first quarter results.1
"Our performance exceeded our expectations in the first quarter, with an outstanding delivery from IQOS driving very good growth for the group against a strong prior-year comparison," said Jacek Olczak, Group CEO PMI.
"Building on excellent broad-based momentum in the international smoke-free business and 16% adjusted diluted EPS growth in Q1, we are well positioned to continue delivering best-in-class performance in 2026."

Results Highlights
Net revenues increased by 9.1% (2.7% organically) to $10.1 billion, with both the smoke-free (up by 12.4%, 5.3% organically) and combustibles (up by 6.7%, 0.9% organically) businesses making meaningful contributions. Our smoke-free business accounted for 43% of total net revenues (up by 1.3pp) with PMI smoke-free products (SFP) now available in 108 markets.
Gross profit increased by 10.1% (3.8% organically), expanding gross margin through strong pricing, operating leverage and SFP mix benefits. Operating income increased by 9.8% (0.9% organically), as we continue to invest for future growth.
Reported diluted EPS declined due to the non-cash fair value adjustment of our minority shareholding in India.
International Smoke-Free Segment
Our performance continues to be driven by the international smoke-free business with net revenue growth of 24.7% (15.8% organically) fueled by 11.9% volume growth, and gross profit growth of 28.6% (19.4% organically) reflecting the increasing profitability of the portfolio. IQOS remains the primary growth engine, with double-digit growth in both shipment volume and adjusted IMS.
Heat-not-burn SFP: IQOS continued to lead the growth of the global category, in which PMI holds approximately 77% volume share. Notably in Q1, IQOS surpassed Marlboro and became the #1 nicotine ‘brand’ in markets where present (gaining 1.7pp to reach 10.9% of combined cigarette and HTU industry volumes). HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, grew by 10.9%, broadly in line with shipment volume growth of 11.3%. The growth was broad-based across geographies with all key consumables product lines (TEREA, DELIA/SENTIA and LEVIA) contributing to the strong performance. Excluding the impact of consumer pantry-loading in Japan ahead of the excise-driven price increase on April 1, adjusted IMS grew by an estimated 9.4%.
•In Japan, PMI HTU adjusted IMS grew by an estimated 10.4% with IQOS holding close to 70% of heat-not-burn category volume. The overall HTU category reached approximately 53% total nicotine national offtake
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated April 22, 2026, and here.

share, and IQOS HTU adjusted IMS share of total nicotine increased by 2.7pp to a record 34.9%, notwithstanding continued competitive intensity. Excluding the aforementioned pantry-loading impact, adjusted IMS grew by an estimated 5.9%.
•In Europe, as we continue to invest in brand equity and innovation, IQOS HTU adjusted IMS grew by an estimated 5.4% and IQOS HTU adjusted market share increased by 1.1pp to 12.6%, notwithstanding ongoing disruptions in Ukraine and the initial impact of the characterizing flavor ban in Poland, which was implemented in January. This growth was led by strong performance in many markets, notably Italy, Greece, Germany, Spain and Serbia. Excluding markets where the characterizing flavor ban became effective in the last year, adjusted IMS volumes grew by around 8%.
•Outside Europe and Japan, adjusted IMS grew by 19.4% and offtake share increased in key cities across the globe, including Mexico City, Jakarta, Riyadh, Kuala Lumpur and Seoul. In Taiwan, IQOS national offtake share reached almost 6% in March, making it the most successful major launch market to date.
Oral SFP: Robust modern oral volume growth to 0.5 billion pouches was more than offset by snus declines in the Nordics, resulting in a total oral SFP shipment volume decrease of 5.1%. Our business continues to expand, with ZYN now available in 58 markets, and to outperform the industry outside the Nordics, with notable offtake share gains in Pakistan, Poland and the UK. Our focus remains on switching legal-age smokers with a relevant product portfolio, including 1.5mg variants, which are now available in over 80% of ZYN markets.
E-vapor SFP: VEEV continued its increasingly profitable growth, as quarterly shipments exceeded one billion equivalent units for the first time. VEEV now shares the #1 closed pod position in Europe, estimated based on Nielsen offtake data, with strong growth in Germany, France, Romania, Italy, Greece and Bulgaria. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner.
International Combustibles Segment
As expected, volumes declined (by 5.1%) following a prior year period of exceptional volume growth. Notwithstanding this comparison, net revenues grew by 6.8% (up 1.0% organically) driven by strong pricing of 8.5%, partly offset by geographic mix. Gross profit grew by 9.8% (3.9% organically). Our overall cigarette category volume share stood at 24.8% (down by 0.6pp) due to unfavorable market mix, as well as lower share in Indonesia, Russia and Turkey, partly offset by gains in Egypt. Marlboro continued to gain share (up by 0.4pp) and reached a record first-quarter category share of 10.7%.
U.S. Segment
ZYN offtake volumes, as estimated by Nielsen, grew by 10%, notwithstanding an uneven competitive landscape where we do not yet have access to all of the most dynamic strength and flavor segments. As expected, distributor and trade inventory movements in both the current and prior year periods, and a challenging promotional comparison, led to a decline in volumes, net revenues and profit. Total smoke-free shipment volumes decreased by 21.2%, including a 23.5% decline in ZYN shipments to 2.3 billion pouches or 155 million cans. This reflects the aforementioned offtake growth when compared to our previously communicated estimate of an underlying Q1'25 base of approximately 160 million cans2, and the anticipated normalization of channel inventories also flagged last quarter. We continue to invest behind the ZYN brand and in the capabilities that will support the long-term growth of our U.S. business. As we navigate a complex and dynamic regulatory environment, we are preparing to launch innovations in the coming months, including ZYN ULTRA, which remains under active FDA review as part of the nicotine pouch pilot program.
2 Estimated proxy of shipments related to consumer offtake, adjusted for wholesaler and distributor inventory fluctuations, first provided on 6 Feb 2026.

First-Quarter 2026 Performance Highlights

Shipment Volume (billion equivalent units)	PMI		International Smoke-Free		International Combustibles		U.S.
	Q1	vs. PY	Q1	vs. PY	Q1	vs. PY	Q1	vs. PY
Total	184.3	(1.9)%	44.1	11.9%	137.3	(5.1)%	2.8	(21.2)%
Cigarettes	137.3	(5.1)%			137.3	(5.1)%
SFP	47.0	9.1%	44.1	11.9%			2.8	(21.2)%
HTU	41.3	11.3%	41.3	11.3%			–	–
Oral SFP	4.5	(16.1)%	1.6	(5.1)%			2.8	(21.3)%
E-Vapor	1.2	94.8%	1.2	94.8%
"-" indicates zero volumes or less than 50 million units

	PMI	International Smoke-Free	International Combustibles	U.S.

Net Revenues ($ bn)	$10.1	$3.8	$5.7	$0.6
reported vs. Q1 2025	9.1%	24.7%	6.8%	(30.8)%
organic vs. Q1 2025	2.7%	15.8%	1.0%	(31.6)%

Gross Profit ($ bn)	$6.9	$2.7	$3.8	$0.4
reported vs. Q1 2025	10.1%	28.6%	9.8%	(44.5)%
organic vs. Q1 2025	3.8%	19.4%	3.9%	(44.1)%

OCI ($ bn)	$4.0	$4.2		$(0.1)
reported vs. Q1 2025	5.4%	15.8%		-(100)%
organic vs. Q1 2025	0.9%	10.1%		(75.3)%

Operating Income ($ bn)	$3.9
reported vs. Q1 2025	9.8%
organic vs. Q1 2025	0.9%
Note: Sums might not foot to total due to rounding.

	2026	2025	Change
Reported Diluted EPS	$1.56	$1.72	(9.3)%
Amortization of intangibles	0.12	0.12
Fair value adjustment for equity security investments	0.22	(0.09)
Restructuring charges	0.01	–
Income tax impact associated with Swedish Match AB financing	0.05	(0.06)
Adjusted Diluted EPS	$1.96	$1.69	16.0%
Less: Currency	0.18
Adjusted Diluted EPS, excluding Currency	$1.78	$1.69	5.3%

Middle East Conflict
The Middle East conflict had a small impact on our business in the first quarter, which affected shipments to Global Travel Retail and certain markets in the region for both combustibles and HTUs. While we have observed increased energy prices and some disruption in energy supply in a number of markets, this has not at this stage translated into a discernible shift in consumer behavior. The situation remains uncertain in both duration and potential impact, and it is difficult to assess the broader implications for the consumer or the global cost environment. In our full-year forecast we do not assume a prolonged impact, however we have factored in some increases in transport, energy and other input costs. We will continue to closely monitor developments to assess the mid-to-long term consequences across the main variables.

2026 Full-Year Forecast

	2026 Forecast			2025	Growth

Reported Diluted EPS	$7.56	-	$7.71	$ 7.26
Adjustments
Amortization of intangibles	0.50			0.50
Fair value adjustment for equity security investments	0.22			(0.18)
Restructuring charges	0.03			0.14
Income tax impact associated with Swedish Match AB financing	0.05			(0.25)
Other 2025 adjustments(1)	–			0.07
Total Adjustments	0.80			0.28
Adjusted Diluted EPS	$8.36	-	$8.51	$ 7.54	10.9%	-	12.9%
Less: Currency	0.25
Adjusted Diluted EPS, excluding currency	$8.11	-	$8.26	$ 7.54	7.5%	-	9.5%
(1) Includes: $0.10 Germany excise tax classification litigation charge; ($0.10) RBH (Canada) Plan Implementation, including dividend income, net; $0.09 Impairment of Wellness business related equity investment; $0.06 Loss on expected sale of consumer accessories and other businesses; $0.03 Impairment of goodwill and other intangibles; ($0.11) Tax items
Reported diluted EPS is forecast to be in a range of $7.56 to $7.71, at prevailing exchange rates. Excluding a total 2026 adjustment of $0.80 per share, this forecast represents a projected increase of 10.9% to 12.9% versus adjusted diluted EPS of $7.54 in 2025. Also excluding a favorable currency impact of $0.25, at prevailing exchange rates, this forecast represents a projected increase of 7.5% to 9.5% versus adjusted diluted EPS of $7.54 in 2025, as outlined in the above table.
2026 Full-Year Forecast Assumptions
•An estimated industry volume decline of around 2% for cigarettes and HTUs, excluding China and the U.S.;
•Broadly stable total PMI cigarette and SFP shipment volume, with high-single digit SFP shipment volume growth, and a cigarette shipment volume decline of around 3%;
•Net revenue growth of 5% to 7% on an organic basis;
•Organic operating income growth of 7% to 9%;
•Full-year amortization of acquired intangibles of $0.50 per share;
•Broadly stable net financing costs;
•An effective tax rate, excluding discrete tax events, of around 21.5%;
•Operating cash flow around $13.5 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of $1.4 to $1.6 billion, predominantly supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we target a ratio of close to 2.0x by the end of 2026, at prevailing exchange rates;
•No share repurchases; and
•Second quarter adjusted diluted EPS of $2.02 to $2.07, including an estimated favorable currency impact of 2 cents at prevailing exchange rates.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

First-Quarter 2026 Operating Review

Net Revenues (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$9,301	$3,076	$5,326	$899
Price	461	88	454	(80)
Volume/Mix	(346)	399	(542)	(203)
Other	140	—	140	—
Currency	590	273	310	7
2026	$10,146	$3,836	$5,688	$622
vs. Q1 2025	9.1%	24.7%	6.8%	(30.8)%
Organic growth	2.7%	15.8%	1.0%	(31.6)%
3

Gross Profit (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$6,270	$2,087	$3,499	$685
Price	461	88	454	(80)
Volume/Mix	(335)	290	(444)	(181)
Cost/Other	112	27	128	(43)
Currency	397	192	205	—
2026	$6,905	$2,684	$3,842	$380
vs. Q1 2025	10.1%	28.6%	9.8%	(44.5)%

Adjustments*	6	1	—	5
2026 Adjusted Gross Profit	$6,911	$2,685	$3,842	$385
vs. Q1 2025	10.1%	28.6%	9.8%	(44.1)%
Organic growth	3.8%	19.4%	3.9%	(44.1)%

2026 Adj. Gross Profit Margin	68.1%	70.0%	67.5%	61.9%
vs. Q1 2025	0.6pp	2.1pp	1.8pp	(14.7)pp
Organic growth	0.7pp	2.1pp	1.9pp	(14.0)pp
(*) For a list of adjusting items refer to “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated April 22, 2026.

PMI (in millions)				Variance Favorable / (Unfavorable)
	2026	2025	Change	Total	Price	Volume / Mix	Cost / Other	Currency
Net Revenues	10,146	9,301	9.1%	845	461	(346)	140	590
Cost of Sales(1)	(3,241)	(3,031)	(6.9)%	(210)	–	11	(28)	(193)
Gross Profit	6,905	6,270	10.1%	635	461	(335)	112	397
Marketing, Administration and Research Costs(2)	(2,857)	(2,428)	(17.7)%	(429)	–	–	(230)	(199)
Corporate Expenses & Other	(155)	(298)	48.0%	143	–	–	(1)	144
Operating Income	3,893	3,544	9.8%	349	461	(335)	(119)	342
Amortization of intangibles	(251)	(246)	(2.0)%	(5)	–	–	(5)	–
Restructuring charges	(24)	–	–	(24)	–	–	(24)	–
Adj. Operating Income	4,168	3,790	10.0%	378	461	(335)	(90)	342

Adj. OI Margin	41.1%	40.7%	0.4pp
(1) Includes $6 million in 2026 and $5 million in 2025 related to the adjusting items shown below Operating Income
(2) Includes $269 million in 2026 and $241 million in 2025 related to the adjusting items shown below Operating Income
Note: Sums might not foot to total due to rounding.3

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs declined by 1.0%.
•Net revenues increased by 2.7% organically, mainly reflecting: a favorable pricing variance mainly driven by international combustibles; partly offset by unfavorable volume/mix, mainly driven by lower international combustibles and U.S. volumes, notwithstanding higher international smoke-free volumes.
•Adjusted operating income increased by 0.9% on an organic basis, reflecting the same factors as for net revenues and higher marketing, administration and research costs.

International Smoke-Free Segment
•Shipment volume grew by 11.9%, notably due to Italy, Global Travel Retail, Taiwan and Russia.
•Net revenues increased by 15.8% on an organic basis, reflecting: a favorable volume/mix driven by higher HTU and e-vapor volumes and a favorable pricing variance due to higher HTU pricing.
•Adjusted gross profit increased by 19.4% organically mainly due to the same factors as for net revenues.

International Combustibles Segment
•Shipment volume declined by 5.1% with notable decreases in Indonesia, Russia, Germany and Mexico.
•Net revenues increased by 1.0% on an organic basis, reflecting: an unfavorable volume/mix; more than offset by a favorable pricing variance and, as expected, the restructuring of distribution terms in certain markets this quarter, shown in "Other".
•Adjusted gross profit increased by 3.9% organically due to the same factors as for net revenues.

U.S. Segment
•Net revenues decreased by 31.6% organically, reflecting: lower ZYN volumes due to distributor and trade inventory movements in both the current and prior year periods and an unfavorable price comparison due to low levels of ZYN promotional activity in the prior year.
•Adjusted gross profit decreased by 44.1% on an organic basis reflecting the same factors as for net revenues and higher manufacturing costs.
•Adjusted OCI decreased by 75.3% to $100 million, reflecting the same factors as for adjusted gross profit and increased investments in marketing, administration and research costs.

Conference Call
A conference call hosted by Emmanuel Babeau, Group CFO, will be webcast at 9:00 a.m., Eastern Time, on April 22, 2026. The webcast can be accessed here. Further market data will be provided in an appendix to the webcast presentation.

Investor Relations:	Media:
InvestorRelations@pmi.com	Corey.Henry@pmi.com
Stamford, CT: +1 (203) 905 2413	Stamford, CT: +1 (203) 905 2410
Lausanne: +41 582 424 500

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in over 105 markets, and as of December 31, 2025 PMI estimates they were used by over 43 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for 43% of PMI’s first-quarter 2026 total net revenues. Since 2008, PMI has invested over $16 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness areas. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: marketing and regulatory restrictions that could reduce our competitiveness, disrupt our SFP commercialization efforts, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; excise tax increases and discriminatory tax structures; health concerns relating to the use of tobacco and other nicotine-containing products; litigation related to tobacco and/or nicotine products and intellectual property rights; intense competition; inability to anticipate changes in adult consumer preferences; use and reliance on third-parties; the adverse effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; geopolitical instability affecting international trade; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; continued decline of tax-paid cigarettes; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, sustained periods of elevated inflation, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; disruptions in the credit markets or changes to its credit ratings; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as product components for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful, in key markets or systemically, in its efforts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity; if there are prolonged disruptions of facilities used to produce its products; if it is unable to enter new markets or improve its margins through increased prices and productivity gains; if other market participants are more successful in their SFP commercialization efforts; if it is unable to attract and retain the best global talent; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2025, and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2026, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated April 22, 2026, and here. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating companies income, operating income, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.